INDEPENDENT AUDITORS' REPORT

To the Trustees and Shareholders of WM Variable
Trust:

In planning and performing our audit of the financial statements of WM Variable Trust (the
"Trust"), comprised of WM Variable Trust Equity
Income Fund, WM Variable Trust Growth and Income
Fund, WM Variable Trust Growth Fund of the
Northwest, WM Variable Trust Growth Fund, WM
Variable Trust Mid Cap Stock Fund, WM Variable
Trust Small Cap Stock Fund, WM Variable Trust
International Growth Fund, WM Variable Trust Short
Term Income Fund, WM Variable Trust U.S. Government
Securities Fund, WM Variable Trust Income Fund, WM
Variable Trust Money Market Fund, WM Variable Trust
Strategic Growth Portfolio, WM Variable Trust
Conservative Balanced Portfolio, WM Variable Trust
Flexible Income Portfolio, WM Variable Trust
Balanced Portfolio, and WM Variable Trust
Conservative Growth Portfolio, for the year ended
December 31, 2001, on which we have issued our report dated February 1, 2002, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Trust's internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.
Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Trust's internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American
Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements due to error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.


However, we noted no matters involving the Trust's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2001. This report is intended solely for the information and use of management, the Trustees and Shareholders of WM Variable Trust, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



February 1, 2002